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                                                                    EXHIBIT 4.3


                            THIRTEENTH AMENDMENT TO
                           AVERY DENNISON CORPORATION
                             EMPLOYEE SAVINGS PLAN


          Avery International Corporation, a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors adopted on November 18, 1982, adopted the most recent previous restatement of Avery International Employee Savings Plan (the "Plan") for the exclusive benefit of its eligible Employees, effective as of January 1, 1982. The Plan was amended in October, 1985, August 12, 1986, June 25, 1987, January 6, 1988, November 28, 1989, May 31, 1990 and October 26, 1990.

          On October 16, 1990, pursuant to a corporate acquisition, Avery International Corporation changed its name to Avery Dennison Corporation. The Plan was amended on December 20, 1990 to change the name of the Plan to reflect this name change and subsequently on May 6, 1991, February 16, 1993, July 2, 1993 and October 12, 1993.

          The Plan was originally adopted on November 30, 1953 under the name "Stock Bonus and Retirement Plan for the Employees of Avery Adhesive Label Corp." and amended fourteen times through January 25, 1974. Effective December 1, 1976, the Company restated the Plan and renamed it "Avery International Employee Savings Plan." The Plan was amended on September 28, 1978 and June 28, 1979 prior to its most recent previous restatement (pursuant to which numbering of amendments began again with the "first" amendment).

          In order to amend the Plan in certain respects, this amendment to the Plan shall be effective as provided below. This amendment to the Plan, together with the Eleventh and Twelfth Amendments, constitutes the entire Plan as amended to date.

          1. Effective as of August 5, 1993, paragraph 1.37(a)(iv) is hereby added to the Plan to read in its entirety as follows:

                    (iv) Each hour while on an unpaid leave pursuant to the Family and Medical Leave Act of 1993 for which he would have been paid or entitled to payment by the Company or a Company Affiliate had he been performing services.

          2. Effective as of March 1, 1989, subsection 6.10(a) of the Plan is hereby amended to read in its entirety as follows:

               (a) During the first ninety days following each Plan Year in the Qualified Election Period, a Qualified Participant may elect to have the following
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     number of shares of Diversification Stock either applied to investment in the Subfunds pursuant to Article VII and the Rules of the Plan (and notwithstanding any contrary, otherwise applicable, Rules of the Plan), or distributed to him:

                    (i) during the first five Plan Years of the Qualified Election Period, an aggregate number of shares not to exceed twenty-five percent of the number of shares of Diversification Stock, and

                   (ii) during the last Plan Year of the Qualified Election Period, the excess of fifty percent of the number of shares of Diversification Stock over the aggregate number of shares distributed under paragraph (i).

     Such elections shall be made on such forms as are prescribed by the Administrator. A Qualified Participant may revoke or make a new election at any time during each such ninety-day period.

          3. Effective as of May 31, 1993, paragraph 6.10(c)(iii) is hereby amended to read in its entirety as follows:

                   (iii) For purposes of this Section, a Qualified Participant's "Diversification Stock" shall be that Company Stock, which, after December 31, 1986, is credited to his Stock Account (or, after such date, is credited to an account later merged into his Stock Account, except as described in Section E6.10(e)).

          4. Effective as of May 31, 1993, Section E6.10(e) is hereby added to Supplement E of the Plan to read in its entirety as follows:

               (e) For purposes of this Section, the portion of a Participant's or Dennison ESOP Participant's Dennison ESOP Account which consists of Diversification Stock shall be determined by multiplying the number of shares of Company Stock held in such Account by a fraction, the numerator of which is the total number of shares of Company Stock acquired by the Dennison ESOP or the Plan after December 31, 1986 and allocated to Participants' or Dennison ESOP Participants' Dennison ESOP Accounts (not to exceed the number of shares of Company Stock held by the Plan in the Dennison ESOP Accounts on the date on which the Participant or Dennison ESOP Participant becomes a

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     Qualified Participant), and the denominator of which is the total number of shares of Company Stock held in the Dennison ESOP Accounts on the date on which the Participant or Dennison ESOP Participant becomes a Qualified Participant.

          5. Effective as of May 31, 1993, Section E9.6 of Supplement E to the Plan is hereby amended to read in its entirety as follows:

     Section E9.6 - Withdrawal After Ten Years of Vesting Service
     ------------   ---------------------------------------------

               Notwithstanding any contrary provision of the Plan, any Participant or Dennison ESOP Participant who has accrued ten or more Years of Vesting Service at the end of any Plan Year may, without a Separation from the Service and during his continued participation in the Plan, elect to

                    (a) receive a distribution in one lump sum in the form of cash or stock of up to 10% (determined in increments of 1%) of the amount credited to his Dennison ESOP Account as specified in the Rules of the Plan to the extent permitted by Section 11.3(b)(i) in accordance with Section 11.3(a), or

                    (b) direct the investment in any of the Subfunds (other than the Company Stock Fund) pursuant to Article VII and the Rules of the Plan of up to 10% (determined in increments of 1%) of the amount credited to his Dennison ESOP Account and invested in the Company Stock Fund.

          6. Effective as of June 1, 1993, Exhibit 2 to the Plan is hereby amended as set forth in Exhibit 2 which is attached hereto and incorporated in the Plan by this reference.


          Executed at Pasadena, California, this ___ day of ________________, 1994.

                                            AVERY DENNISON CORPORATION



                                            By-------------------------------
                                                          Officer

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                                   EXHIBIT 2

                         Non-Participating Union Groups

          A. The following Bargaining Units are covered by collective bargaining agreements not providing for coverage under this Plan:

          -    Graphic Communications International Union, Local 600

          - Graphic Communications International Union, Local 48-B (through March 31, 1994 only)

          B. The following Bargaining Units are not covered by collective bargaining agreements providing for coverage under this Plan:

          - Employees of Dennison Manufacturing Company classified as Cylinder Handlers

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